Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Agnico Eagle Mines Ltd. (the “Company”) for the registration of 2,496,458 of its common shares and to the incorporation by reference therein of our reports dated March 23, 2016 with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, included in the Company’s Annual Report on Form 40-F for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 24, 2016.

Ernst & Young LLP
Toronto, Canada	Chartered Accountants
December 14, 2016	Licensed Public Accountants